ARTICLES OF AMENDMENT

FIRST:        Calvert Variable Series, Inc. (the "Corporation") is a Maryland corporation whose mailing address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814.
SECOND:   The Corporation is registered as an open-end company under the Investment Company Act of 1940.
THIRD:       In accordance with Section 2-605(a)(2) of the Corporations and Associations Article of the Laws of the State of Maryland, the Corporation does hereby change the name of its series as shown below, effective April 30, 2010 at 4:01 pm:

Old Series Name	New Series Name
Ameritas Core Strategies Portfolio	Calvert VP SRI Strategic Portfolio
Ameritas Money Market Portfolio	Calvert VP Money Market Portfolio
Ameritas MidCap Value Portfolio	Calvert VP Mid Cap Value Portfolio
Ameritas Small Capitalization Portfolio	Calvert VP Small Cap Growth Portfolio
CVS Calvert Income Portfolio	Calvert VP Income Portfolio
CVS Calvert Social Balanced Portfolio	Calvert VP SRI Balanced Portfolio
CVS Calvert Social Equity Portfolio	Calvert VP SRI Equity Portfolio
CVS Calvert Social Mid Cap Growth Portfolio	Calvert VP SRI Mid Cap Growth Portfolio

FOURTH:     A majority of the entire Board of Directors expressly approved the amendment to change the series names above.
FIFTH:          This amendment is limited to a change expressly permitted to be made without action by the stockholders, under Section 2-605 of the Corporations and Associations Article of the Laws of the State of Maryland.

IN WITNESS WHEREOF, Calvert Variable Series, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board of Directors on this 16th day of April, 2010. Under penalties of perjury, the matters and facts set forth herein are true in all material respects and constitute a corporate act.

CALVERT VARIABLE SERIES, INC.

Acknowledgment: /s/ Barbara J. Krumsiek
Barbara J. Krumsiek
Chairperson of the Board of Directors

Attest: /s/ William M. Tartikoff
William M. Tartikoff, Esq.
Secretary